EXHIBIT 99

For Immediate Release

CROWN MEDIA HOLDINGS TO CONSOLIDATE
WORLDWIDE ORGANIZATION

Initiative to Integrate Domestic and International Efforts,
Strengthening Global Hallmark Channel Brand

GREENWOOD VILLAGE, Colo.   — October 25, 2001 — Crown Media Holdings, Inc. (Nasdaq: CRWN) today announced that it is consolidating its worldwide organization to capitalize on opportunities for operating efficiencies within its worldwide divisions and to strengthen the global Hallmark Channel brand.

The reorganization will create a seamless organization with enhanced communication flow between all divisions. The revised structure will, among other things, allow Crown Media Holdings to execute a regionalized marketing structure worldwide while consolidating its staff.

David Evans, president and chief executive officer of Crown Media Holdings, said, “This reorganization of our domestic and international operations is an inevitable step in the evolution of our business. As a global channel televised in more than 100 countries, it is increasingly important for us to create an efficient and effective structure. At the same time, particularly in today’s economic environment, it is prudent for us to capitalize on the economies of scale available in a global brand. Some staff reductions will result, which is always difficult.”

In order to achieve these objectives, Crown Media Holdings has reorganized its staff, particularly in marketing, finance and administrative operations, with the intent to create a stronger unit with much more efficient mechanisms in the United States and abroad to operate its channels. With the increased regional input provided under this structure, the company expects to further build the global Hallmark Channel brand and be even more sensitive to regional and local distribution and programming issues. The restructuring will result in a net reduction of approximately 15% of its global workforce, which will be achieved through a combination of attrition, contract expirations and layoffs.

About Crown Media Holdings, Inc.

Crown Media Holdings, Inc. owns and operates pay television channels dedicated to high quality, broad appeal, entertainment programming. The company currently operates and distributes the Hallmark Channel in the U.S. and more than 100 international markets. The combined channels have over 80 million subscribers worldwide. Significant investors in Crown Media Holdings include Hallmark Entertainment, Inc., a subsidiary of Hallmark Cards, Inc., Liberty Media Corp., DIRECTV, Inc., VISN Management Corp., a for-profit subsidiary of the National Interfaith Cable Coalition, Inc. and J. P. Morgan Partners (BHCA), L. P.

Forward-looking Statements

Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company’s 10-K Report for the year ended December 31, 2000 and 10-Q Report for the quarter ended June 30, 2001. Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

For additional information at Crown Media, please contact:

Investor Relations:	Media:
Karen Pisciotta Lippert/Heilshorn & Associates 212-838-3777 kpisciotta@lhai.com	Les Eisner The Lippin Group/LA 323-965-1990 leisner@lippingroup.com
Don Ciaramella The Lippin Group/NY 212-986-7080 don@lippingroup.com